As filed with the Securities and Exchange Commission on July 5, 2006

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JONES SODA CO.

(Exact name of registrant as specified in its charter)

Washington	91-1696175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

234 Ninth Avenue North

Seattle, WA 98109

(206) 624-3357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jones Soda Co.

234 Ninth Avenue North

Seattle, WA 98109

(206) 624-3357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Timothy M. Woodland

Cairncross & Hempelmann, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104

(206) 587-0700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to registered additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value per share	3,157,895 shares	$9.04	$28,531,581	$3,053

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s common stock on June 30, 2006, as reported on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 5, 2006

PRELIMINARY PROSPECTUS

JONES SODA CO.

3,157,895 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 3,157,895 shares of our common stock by the selling shareholders, who are listed in the section beginning on page 10 of this prospectus. The selling shareholders acquired the shares from us in connection with a private placement that closed on June 8, 2006. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

Our common stock is traded on the Nasdaq Capital Market under the symbol “JSDA.” On June 30, 2006, the last reported sale price of the common stock was $9.00 per share.

The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their common stock in the section titled “Plan of Distribution” beginning on page 12.

Investment in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2006

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about our company and this offering, the following summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 3, the financial statements and related notes, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” and “us” refer to Jones Soda Co. and our subsidiaries. Reference to “selling shareholders” refers to those shareholders listed herein under Selling Shareholders, who may sell shares from time to time as described in this prospectus.

JONES SODA CO.

We are a producer of “alternative” or “New Age” beverages, currently producing, marketing and distributing five unique beverage brands:

•	Jones Soda Co.®, a “premium” soda;

•	Jones Organics™, a ready-to-drink organic tea;

•	Jones Energy™, a citrus energy drink;

•	WhoopAss™, a citrus energy drink; and

•	Jones Naturals™, a non-carbonated juice and tea.

We also compete in the carbonated soft drink (“CSD”) industry through the sale of 12-ounce cans of Jones Soda.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

•	creating strong distributor relationships and key accounts;

•	stimulating strong consumer demand for our existing brands and products with primary emphasis in the United States and Canada;

•	developing unique alternative beverage brands and products; and

•	licensing our brand equity for the creation of other beverage or non-beverage products.

We currently sell and distribute our products throughout the United States and Canada through our network of independent distributors (DSD) and our national retail accounts (DTR), as well as through licensing and distribution arrangements.

With respect to our distributors (DSD), we have focused our sales and marketing resources on the expansion and penetration of our products through our independent distributor network in our core markets consisting of the Northwest, Southwest and Midwest U.S., and Western Canada, as well as targeted expansion into our less penetrated markets consisting of the Northeast and Southeast U.S., and Eastern Canada.

We launched our direct to retail (DTR) business strategy in 2003 as a complementary channel of distribution to our DSD channel, targeting large national retail accounts. Through these programs, we negotiate directly with large national retailers, primarily premier food-service based businesses, to carry our products, serviced through the retailer’s appointed distribution system. As of the date of this prospectus, we have DTR relationships with Starbucks Coffee Company, Barnes & Noble, Panera Bread Company and Cost Plus World Markets.

Beginning in 2004, we launched our licensing business strategy as a method to extend our brand into non-alternative beverage products and non-beverage products. As of the date of this prospectus, we have licensing and distribution relationships with Target Corporation (12-ounce cans of Jones Soda), Lime-Lite Marketing Corporation (Jones Soda lip balms), The Kroger Corporation (Jones Soda Frozen Soda Pops™), and Big Sky Brands, Inc. (Jones Soda Flavor

Booster hard candy). With these licensing agreements, we believe that we are able to partner with companies that are able to manufacture Jones related products and extend our Jones brand into select products that we feel enhance our brand image.

We are a Washington corporation, incorporated on August 3, 2000. Our predecessor, Urban Juice and Soda Company Limited, was originally incorporated in British Columbia on December 23, 1986, continued its incorporation into the State of Wyoming on December 31, 1999, and reincorporated into the State of Washington under the name Jones Soda Co. on August 3, 2000. We have three operating subsidiaries, Jones Soda Co. (USA) Inc., Jones Soda (Canada) Inc., and myJones.com Inc., as well as one non-operating subsidiary, Whoopass USA Inc.

Our principal executive office and mailing address as of the date of this prospectus is 234 Ninth Avenue North, Seattle, Washington 98109, and our telephone number is (206) 624-3357. Our web site address is www.jonessoda.com. The information contained on our web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

RISK FACTORS

Investment in our shares involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below, which we believe are the material risks we face, before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us or that we currently see as less material, may also harm our business. If any of the following or additional risks and uncertainties occurs, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all of your investment.

Risk Factors Relating to Our Business

Our business plan and future growth is dependent in part on our distribution arrangements directly with retailers and national retail accounts. There are risks associated with this distribution strategy. The loss of any of our national DTR accounts could adversely affect us.

We currently have distribution arrangements with several large national retail accounts to distribute our products directly through their stores, consisting of Barnes & Noble, Panera Bread Company, Cost Plus World Markets, Starbucks Coffee Company and Target Corporation. Although we believe that our “direct to retail” program will increase our national visibility among consumers, there are several risks associated with this distribution strategy. First, we do not have long-term agreements in place with each of these accounts. In particular, we do not have a distribution agreement with Starbucks and we operate based solely on purchase orders we receive from Starbucks. There is no assurance that we will be able to maintain continuing relationships with any of these national accounts, or that we will be able to renew any of these accounts upon expiration of the term of the existing arrangements. Also, any of our agreements may be terminated early. The loss of any of these high-profile national accounts could negatively impact our revenues and our reputation. In addition, we may not be able to establish additional distribution arrangements with other national retailers. Second, as we become more dependent on national retail chains, these retailers may assert pressure on us to reduce our pricing to them or seek significant product discounts. Any increase in our costs for their carrying our product, reduction in price, or demand for product discounts could have a material adverse affect on our profit margin. Finally, our “direct to retail” distribution arrangements may have an adverse impact on our existing relationships with our independent regional distributors, although we believe that increased visibility of our product through these national retailers may lead to increased product sales through our network of independent distributors.

Our business plan and future growth is dependent in part on licensing strategy. There are risks associated with this licensing strategy.

Over the past two years, we entered into several licensing agreements. These licensing agreements provide for each company with which we partner to manufacture and distribute products carrying the Jones Soda Co. brand. To date, these products include Jones Soda in a 12-ounce can, Jones Soda lip balms, Jones Soda Frozen Soda Pops and Jones Soda Flavor Booster hard candy. Although we believe that our licensing strategy will increase our national visibility among consumers, there are several risks associated with implementing this licensing strategy. First, there is no assurance that the licensing partner will maintain the same level of quality assurance, inventory management and oversight we are able to maintain with products directly under our supervision. Second, our expertise is in beverages and there is no assurance to us that the same quality standards are required of other products in other industries. Finally, there is no assurance that the licensing partner will provide the same focus on distribution or management of the brand as is done with our own products. In addition, any of our agreements may be terminated early.

We need to effectively manage our growth and resources in order to execute on our business plan. Any failure to do so would negatively impact our profitability.

To manage operations effectively and maintain profitability, we must continue to improve our operational, financial and other management processes and systems. Our success also depends largely on our ability to maintain high levels of employee utilization, manage our production costs and general and administrative expense, and otherwise execute on our business plan. In addition, in order to grow and execute on our business plan and opportunities, we need to have available to us adequate resources, including capital and personnel, which may not be available when needed. We also need to maintain adequate operational controls and focus as we add new brands and products, distribution channels, and business strategies. We may not be able to effectively and efficiently manage our growth. Any inability to do so could increase our expenses and negatively impact our profit margin.

We have a lean management team.

We currently have a lean management structure, with our Chief Executive Officer, Executive Vice President of Sales and our Chief Financial Officer responsible for most of our management. As we grow and execute our business plan, our management may be too thin and we may need to bring in additional members of management. We may not be successful in finding appropriate executives when needed, which could negatively impact our operations, growth and profitability.

The loss of key personnel would directly affect our efficiency and profitability.

We are dependent upon the creative skills and leadership of our founder, Peter M. van Stolk, who serves as President and Chief Executive Officer. We have in place with Mr. van Stolk a two-year employment agreement that expires on November 30, 2007. The loss of Mr. van Stolk’s services could have a material adverse affect on our business and operations, including our ability to develop and execute on a long-term, profitable business plan. In addition, our management team consists of several key production, distribution, sales and financial personnel who have been recruited within the past several years. The loss of any of these key personnel could delay or negatively impact our operations, profitability and employee morale.

There are no assurances that we will be able to continue profitable operations into the future.

We believe that to continue to operate at a profit we must:

•	increase the sales volume for our unique brands and products;

•	achieve and maintain efficiencies in operations;

•	maintain fixed costs at or near current levels; and

•	avoid significant increases in variable costs relating to production, marketing and distribution.

We may not be able to meet these objectives and sustain profitability. We have incurred significant operating expenses in the past and may do so again in the future and, as a result, will need to increase revenues in order to maintain profitability. Our ability to increase sales from current sales levels will depend primarily on success in expanding our current markets, improving our distribution base, entering into “direct to retail” arrangements with national accounts, and introducing new unique brands, products or product extensions to the market. Our ability to successfully enter new distribution areas and obtain national accounts will, in turn, depend on various factors, many of which are beyond our control including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

We face currency risks associated with fluctuating foreign currency valuations.

For the year ended December 31, 2005, approximately 11.0% of our sales were denominated in Canadian dollars. A decrease in the value of the Canadian dollar in relation to the U.S. dollar after establishing prices and before our receipt of payment and conversion of such payment to U.S. dollars would have an adverse effect on our operating results. Although the recent strengthening of the Canadian dollar has had a positive impact on our revenues attributable to sales in Canada, it has also negatively impacted our costs of goods. The majority of our products are produced and bottled in Canada through two of our co-packers. Accordingly, an increase in the value of the Canadian dollar in relation to the U.S. dollar has similar relative adverse effect on our production costs. In an attempt to reduce the impact of these currency fluctuations on our production costs, during the second quarter of fiscal 2005 we established a new bottling relationship in the U.S. and shifted a portion of our bottling requirements to this facility beginning in the third quarter of fiscal 2005. In addition, the financial statements for our Canadian subsidiary are denominated in Canadian dollars; accordingly, on a consolidated financial statement reporting basis these numbers are converted into U.S. dollars and are affected by currency conversion rates. As of December 31, 2005, we have not entered into foreign currency contracts or other derivatives to mitigate the potential impact of foreign currency fluctuations.

We rely on our independent distributors, and this could affect our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets.

Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Most of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and profitability will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include

•	the level of demand for our brands and products in a particular distribution area,

•	our ability to price our products at levels competitive with those offered by competing products, and

•	our ability to deliver products in the quantity and at the time ordered by distributors.

We may not be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely effect our revenues and financial results.

We generally do not have long-term agreements with our distributors, and we incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We have entered into written agreements with many of our top distributors for varying terms and duration; however, most of our other distribution relationships are oral (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our top distributors, there are no minimum levels of performance under those agreements, and any of those agreements may be terminated early. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

Because our distributors are not required to place minimum orders with us, we need to carefully manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

Our independent distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, independent distributors endeavor to order products from us on a “just in time” basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. We cannot predict the number of cases sold by any of our distributors.

We rely on third-party packers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

Even though we control and manage the entire manufacturing process of our products, we do not own the plant and equipment required to manufacture and package our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-parties and contract packers to produce our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with contract packers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. Competition for contract packers’ business is tight, especially in the western United States, and this could make it more difficult for us to obtain new or replacement packers, or to locate back-up contract packers, in our various distribution areas, and could also affect the economic terms of our agreements with our packers. We may not be able to maintain our economic relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with any of our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more products than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse affect on our ability to maintain profitable relationships with those distributors and key accounts.

Our business and financial results depend on maintaining a consistent and cost-effective supply of raw materials.

Raw materials for our products include concentrate, glass, labels, caps and packaging materials. Currently, we purchase our flavor concentrate from two flavor concentrate suppliers, and we anticipate that we will purchase flavor concentrate from other flavor houses for future flavors and additional products, with the intention of developing other sources of flavor concentrate for each of our products. We believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrates is determined by our flavor houses and us, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our profitability and financial position. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patent and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We have registered trademarks in the United States, Canada and internationally and we are continually pursuing the registration of new trademarks. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, profitably exploit our unique products or recoup our associated research and development costs.

As part of our licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the licensing partner’s use of our trademarks and designs be subject to our control and approval, any breach of these provisions, or any other action by any our licensing partners that is harmful for our brands, goodwill and overall image, could have a material adverse impact on our business.

We have obtained a U.S. patent on our “myjones.com” methodology. While the number of business method patents issued by the U.S. Patent and Trademark Office has been growing substantially in recent years, there is still a significant degree of uncertainty associated with these patents. It is possible that our patent may be construed by a court of competent jurisdiction in a very limited manner such that it offers little or no basis for us to deter competitors from employing similar processes or does not allow us to defend against third party claims of patent infringement.

Risk Factors Relating to Our Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers, between the ages of 12 and 34. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of the Jones Energy, Jones Naturals, WhoopAss and Jones Organics brands will also be substantially dependent upon acceptance of the Jones Soda brand. Accordingly, any failure of our Jones Soda brand to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

Competition from traditional non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of who also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are placing severe pressure on independent distributors not to carry competitive alternative or New Age beverage brands such as ours. We also compete with regional beverage producers and “private label” soft drink suppliers.

Our direct competitors in the alternative beverage industry include Cadbury Schweppes (Stewarts and IBC) and Thomas Kemper. We also compete against Coke, Pepsi, Hansen’s, Stewarts, IBC and other traditional soft drink manufacturers and distributors. We also compete against other category leaders such as Redbull for the energy drink category.

Increased competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. There can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than we, could have a material adverse affect on our existing markets, as well as our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. Based on industry information and our own experience, we believe that in general alternative or New Age beverage brands and products may be successfully marketed for five to nine years after the product is introduced in a geographic distribution area before consumers’ taste preferences change, although some brands or products have longer lives. In light of the limited life for alternative or New Age beverage brands and products, a failure to introduce new brands, products or product extensions into the marketplace as current ones mature could prevent us from achieving long-term profitability. In addition, customer preferences also are affected by factors other than taste, such as the recent media focus on obesity in youth. Although we have attempted to respond to this issue with our sugar-free and mid-calorie products, sales of our products may be adversely affected by the negative publicity associated with this issue. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

Our sales are affected by seasonality.

As is typical in the beverage industry, our sales are seasonal. In a typical year, approximately 60% of our sales by volume occur from April to September and approximately 40% occur from October to March. As a result, our working capital requirements and cash flow vary substantially throughout the year. Consumer demand for our products is also affected by weather conditions. Cool, wet spring or summer weather could result in decreased sales of our beverages and could have an adverse effect on our results of operations.

We could be exposed to product liability claims for personal injury or possibly death.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products. In the event of a serious product quality issue, we maintain a Recall Procedures Plan to assist us in mitigating the effects from such a product quality issue.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Rising fuel and freight costs may have an adverse impact on our sales and earnings.

The recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs, and particularly our fuel expenses, have been increasing and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass all of these increased costs on to our customers.

Risk Factors Related to Our Common Stock

The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

As a result of the closing of the equity financing, the number of shares of our common stock outstanding increased substantially and certain investors beneficially own significant blocks of our common stock; upon registration, such common shares will be generally available for resale in the public market

Upon the closing of the equity financing on June 8, 2006, we issued to a small group of institutional and other accredited investors, pursuant to separate agreements in separate transactions, an aggregate of 3,157,895 shares of common stock. The issuance of such shares resulted in substantial dilution to shareholders who held our common stock prior to the financing.

Under the separate securities purchase agreements, we agreed to file a registration statement with the SEC covering the resale of the 3,157,895 shares of common stock issued in the equity financing. Upon such registration, these shares will become generally available for immediate resale in the public market. The market price of our common stock could fall as a result of such resales due to the increased number of shares available for sale in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “propose” or “continue,” the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from any such sales.

SELLING SHAREHOLDERS

On June 8, 2006, we completed a $30 million private placement of newly issued shares of our common stock, pursuant to separate agreements in separate transactions, and we issued to the selling shareholders named below a total of 3,157,895 shares of common stock at a cash purchase price of $9.50 per share. This prospectus relates to the resale from time to time of the 3,157,895 shares by the selling shareholders.

Pursuant to the terms of the separate agreements entered into in connection with the private placement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the shares of our common stock acquired in the private placement. Each of the selling shareholders has represented to us that it has obtained the shares for its own account for investment only and not with a view to, or resale in connection with, a distribution of the shares in violation of applicable securities laws. None of the selling shareholders has had a material relationship with us during the past three years.

The following table presents information regarding the selling shareholders and the number of shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling shareholders, and reflects holdings as of June 8, 2006. The table assumes that the selling shareholders sell all of the securities offered under this prospectus. However, because the selling shareholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

The applicable percentages of ownership of shares of common stock shown in the table below are based on an aggregate of 25,280,866 shares of our common stock outstanding on June 8, 2006. The number of shares shown in the table as beneficially owned is determined under rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent
Vanguard Explorer Fund (nominee: Gerlach and Co.) (1)	387,800	1.5%	387,800	0	—
Hartford Small Company HLS Fund; a series of Hartford Series Fund, Inc. (nominee: Marine Launch & Co.) (1)	326,760	1.3	326,760	0	—
Magnetar Capital Master Fund, Ltd. (2)	300,600	1.2	290,000	10,600	**
Iroquois Master Fund Ltd. (3)	290,000	1.1	290,000	0	—
CD Investment Partners, Ltd. (4)	237,000	**	237,000	0	—
O’Connor Pipes Corporate Strategies Master Limited (5)	232,000	**	232,000	0	—
SF Capital Partners Ltd. (6)	200,000	**	200,000	0	—
Hudson Bay Fund LP (7)	168,420	**	168,420	0	—
Rhode Island Employees Retirement System (nominee: Saltship & Co.) (1)	115,800	**	115,800	0	—
WTC-CIF II Active Small Cap Stock Portfolio (nominee: Finwell & Co.) (1)	102,600	**	102,600	0	—
Board of Trustees of the Public Employees Retirement System of Mississippi (nominee: Hare & Co.) (1)	92,000	**	92,000	0	—
WTC-CTF Small Cap Opportunities Portfolio (nominee: Finwell & Co.) (1)	91,900	**	91,900	0	—
The Hartford Small Company Fund, a series of The Hartford Mutual Funds, Inc. (nominee: Luxury Launch & Co.) (1)	91,235	**	91,235	0	—
WTC-CIF II Small Cap Opportunities Portfolio (nominee: Finwell & Co.) (1)	89,600	**	89,600	0	—
Pension Reserves Investment Management Board (nominee: Bost & Co) (1)	85,500	**	85,500	0	—
Vardon Focus Fund, L.P. (8)	467,970	1.9	68,108	399,862	1.6%
UBS Global Equity Arbitrage Master Limited (5)	58,000	**	58,000	0	—
Mass Mutual Institutional Funds & Small Cap Growth Equity Fund (nominee: Hare & Co.) (1)	54,800	**	54,800	0	—
Vardon Focus International BP, LTD. (9)	354,081	1.4	51,393	302,688	1.2
Riversource Small Cap Equity Fund, a series of AXP Partners Series, Inc. (nominee: Sher Co.) (1)	41,500	**	41,500	0	—
Hudson Bay Overseas Fund, Ltd (7)	31,580	**	31,580	0	—
Vardon Focus Fund International, LTD. (9)	125,521	**	18,000	107,521	**
LICR Fund, Inc. (nominee: Bost & Co) (1)	13,800	**	13,800	0	—
Vardon Hybrid Fund, L.P. (8)	76,959	**	11,048	65,911	**
MML Series Investment Fund, MML Small Cap Growth Equity Fund (nominee: Hare & Co.) (1)	7,600	**	7,600	0	—
Vardon Focus Fund II, L.P. (8)	9,243	**	1,451	7,792	**
TOTAL	4,052,269	16.0%	3,157,895	894,374	3.5%

**	Less than 1%
(1)	Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Wellington”). In its capacity as an investment adviser, Wellington is deemed to share beneficial ownership over the shares of common stock held by this selling stockholder.
(2)	Magnetar Financial LLC is the investment advisor of the selling shareholder and consequently has voting control and investment discretion over securities held by the selling shareholder. Magnetar Financial LLC disclaims beneficial ownership of the shares held by the selling shareholder. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by the selling shareholder. Mr. Litowitz disclaims beneficial ownership of these shares.
(3)	Joshua Silverman has voting and investment control over the shares of Jones Soda common stock owned by the selling shareholder. Mr. Silverman disclaims beneficial ownership of such shares.
(4)	CD Capital Management LLC (“CD Capital”), as investment manager for the selling shareholder, ZP-II LP (“ZP II”), as the manager and sole member of CD Capital, C3 Management Inc. (“C3”), as the general partner of ZP II, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by the selling shareholder which are being registered hereunder.

(5)	The selling shareholder is a fund which cedes investment control to UBS O’Connor LLC, and the investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, a public company.
(6)	Michael A. Roth and Brian J. Stark have investment and/or voting control over the shares of Jones Soda common stock owned by the selling shareholder.
(7)	Yoau Roth and John Doscas share voting and investment power over the shares of Jones Soda common stock owned by the selling shareholder. Both Yoau Roth and John Doscas disclaim beneficial ownership of such shares.
(8)	Richard W. Shea, Jr. is the managing member of Vardon Capital, LLC, the general partner of the selling shareholder, and Vardon Capital Management, LLC, the investment manager of the selling shareholder. Vardon Capital Management, LLC exercises voting or investment control over the shares of Jones Soda common stock owned by the selling shareholder. Each of Richard W. Shea, Jr., Vardon Capital, LLC and Vardon Capital Management, LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interest.
(9)	Richard W. Shea, Jr. is the managing member of Vardon Capital Management, LLC, the investment manager of the selling shareholder. Vardon Capital Management, LLC exercises voting or investment control over the shares of Jones Soda common stock owned by the selling shareholder. Each of Richard W. Shea, Jr. and Vardon Capital Management, LLC disclaim beneficial ownership of these shares except to the extent of their pecuniary interest.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	unsolicited brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon a selling shareholder notifying us in writing that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required disclosing

(i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Each selling shareholder has represented and warranted to us that it acquired the common stock subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

VALIDITY OF COMMON STOCK

Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Cairncross & Hempelmann, P.S., Seattle, WA.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the Securities and Exchange Commission electronically. You can also inspect our Securities and Exchange Commission filings at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington DC 20006.

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the Securities and Exchange Commission. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholders.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission (File No. 000-28820), which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents:

•	our Annual Report on Form 10-KSB for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Reports on Form 8-K filed on January 13, 2006, March 9, 2006, April 7, 2006, May 4, 2006, May 23, 2006, June 2, 2006, June 6, 2006, June 9, 2006 and June 30, 2006 (in each case, other than the portion of such reports filed under Item 2.02 and the exhibit on such report related to Item 2.02);

•	our Proxy Statement for the 2006 Annual Meeting of Shareholders; and

•	the description of our common stock set forth in the Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) after the date of the initial registration statement and prior to effectiveness of the registration statement, and all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

Chief Financial Officer

Jones Soda Co.

234 Ninth Avenue North

Seattle, Washington 98109

(206) 624-3357

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$3,053
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Printing fees	5,000
Miscellaneous fees and expenses	1,000
Total	$19,053

Item 15. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article IX of our by-laws provide for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Washington law and provide our directors and officers also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by us for such purpose. We have not entered into indemnification agreements with any of our directors.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of our articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to us and our shareholders.

Item 16. Exhibits

Exhibit Number	Description

5.1	Opinion of Cairncross & Hempelmann, P.S.

4.1	Form of Registration Rights Agreement, dated as of June 1, 2006, by and among the Company and the investors listed therein (included as an exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2006 and incorporated herein by reference)

10.1	Form of Securities Purchase Agreement dated as of June 1, 2006, by and among the Company and the purchasers listed therein (included as an exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2006 and incorporated herein by reference)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Cairncross & Hempelmann, P.S. (contained in the opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 17. Undertakings

(a) We hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in our reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on July 5, 2006.

JONES SODA CO.

By:	/s/ Peter M. van Stolk
Peter M. van Stolk
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Peter M. van Stolk and Hassan N. Natha, and each of them, with full power of substitution and resubstitution and full power to act without the others, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacities	Date

/s/ Peter M. van Stolk Peter M. van Stolk	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 5, 2006

/s/ Hassan N. Natha Hassan N. Natha	Chief Financial Officer (Principal Financial Officer and	July 5, 2006
Principal Accounting Officer)

/s/ Scott Bedbury Scott Bedbury	Director	June 30, 2006

/s/ Michael M. Fleming Michael M. Fleming	Director	July 5, 2006

/s/ John J. Gallagher, Jr. John J. Gallagher, Jr.	Director	June 27, 2006

/s/ Matthew Kellogg Matthew Kellogg	Director	June 27, 2006

/s/ Stephen C. Jones Stephen C. Jones	Director	July 3, 2006

/s/ Alfred W. Rossow, Jr. Alfred W. Rossow, Jr.	Director	June 27, 2006

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cairncross & Hempelmann, P.S.

4.1	Form of Registration Rights Agreement, dated as of June 1, 2006, by and among the Company and the investors listed therein (included as an exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2006 and incorporated herein by reference)

10.1	Form of Securities Purchase Agreement dated as of June 1, 2006, by and among the Company and the purchasers listed therein (included as an exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2006 and incorporated herein by reference)

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Cairncross & Hempelmann, P.S. (contained in the opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page of this Registration Statement)